Exhibit 10.4

Expense Sharing Agreement

This Agreement is made as of the 23rd day of November, 2016 between G.research, LLC (formerly Gabelli & Company, Inc.) (“the Firm”) and Associated Capital Group, Inc. (“AC” or “the Parent Company”), a Delaware corporation headquartered in Rye, New York and the Firm’s parent company as of November 30, 2015 subsequent to AC’s formation and its spin-off (“the Spin-off’) from GAMCO Investors, Inc. (“GBL”).

WHEREAS, the Firm desires to utilize AC as paymaster of certain direct and shared expenses of the Firm, excluding payroll, and AC desires to accept such service, in each case on terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.           The Firm shall maintain copies of this Agreement pursuant to SEC Rules 17a-3 and 17a-4 and all related supporting documents provided by the Parent Company. The Firm has notified the Financial Industry Regulatory Authority (“FINRA”) of its entry into this Agreement, and shall notify FINRA promptly of any future amendment or restatement of this Agreement and/or of the Firm’s entry into any new or additional expense sharing agreement.

2.           In the capacity of a corporate utility, AC shall serve as paymaster of certain expenses, excluding payroll, for its subsidiaries and certain affiliated entities, including the Firm, and also at times for GAMCO Investors, Inc. (“GBL”) and its affiliates pursuant to the Transition Services Agreement entered into at the time of the Spin-off. GBL was the parent of the parent of the Firm prior to the formation of AC and the spin- off transaction (“the Spin-off’) that took place in November 2015. Shared expenses that are primarily for AC entities are normally paid by AC as paymaster, whereas shared expenses that are primarily for GBL entities are normally paid by GBL as paymaster. There is a separate expense sharing agreement between the Firm and GBL for those expenses for which it is the paymaster.

AC’s paymaster function shall encompass both (a) certain direct expenses, including but not limited to regulatory fees, advertising, printing, and dues, which are fully allocated to the Firm; and (b) those expenses billed on certain shared invoices relating to the Firm as well as to the Parent Company and/or its affiliates or GAMCO Investors, Inc. (“GBL”) and/or its affiliates, as provided below.

3.           When incurred, expenses related to the Firm shall be properly reflected as part of its general ledger, and the proper backup documentation related to the expense shall be maintained by the Firm.

4.          Expenses payable by the Parent Company that are unpaid and attributable to the Firm shall be included in the Firm’s net capital computation by adjustments which reduce the Firm’s net capital and increase its aggregate indebtedness by the amount of such unpaid expenses, if applicable. The Firm shall reimburse the Parent Company monthly for these expenses.

5.           The Firm is legally obligated to vendors for expenses billed directly to it. For those expenses due on shared invoices related to the Firm and billed to the Parent and/or an affiliate, and then billed by the Parent and/or an affiliate to the Firm, the Parent and/or the affiliate billed by the vendor is legally obligated to that vendor for the expenses.

6.          With regard to shared invoices, certain expenses shall be apportioned to the Firm based on various allocation methodologies as set forth below, which shall reflect appropriate and fair relative usage of the goods and services by the Firm and its employees. These allocation methodologies shall be reviewed by management of the Firm and of the Parent Company on a periodic basis to insure continued appropriateness.

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Rent shall be allocated to AC and subsidiaries (including the Firm) based on the sub-lease agreement effective 4/1/16 between AC and GBL. Rental expense shall then be apportioned to the Firm based on the amount of square footage occupied by the Firm’s allocated staff.

●	General office expenses such as supplies, telephone, and courier shall be allocated to the Firm based on headcount relative to other GBL and its affiliates’ and other AC and its affiliates’ headcount.
●	IT services shall be allocated to the Firm based on users relative to other GBL and its affiliates’ users and other AC and its affiliates’ users.
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Health insurance shall be allocated based on the Firm’s participating staff and in percentages related to their payroll allocation as discussed in detail in the expense sharing agreement between the Firm and Gabelli & Company Investment Advisors, Inc. (“GCIA”) (formerly Gabelli Securities, Inc.), the paymaster for payroll expenses.

7.           All Firm expenses paid by the Parent Company shall generally be reimbursed to the Parent Company by the Firm at each month-end as part of the intercompany settlement process, and all expenses attributable to the Firm either accrued or paid shall be included in reports filed by the Firm with FINRA or the SEC; provided, however, that to the extent any operating expenses attributable to the Firm are paid by the Parent Company and are not included in reports filed by the Firm with FINRA or the SEC, such expenses shall be recorded by the Firm on a separate Schedule of Costs and maintained pursuant to SEC Rule 17a-4.

8.          The Parent Company shall permit inspections of its books/records by FINRA and other regulatory organizations having jurisdiction thereof regarding the payment or allocation of expenses by the Parent Company, which are proportionately attributed to the Firm. The Parent Company shall provide the Firm with copies of expense allocation methodologies and copies of invoices paid by the Parent Company on behalf of the Firm.

9.          The Firm shall have no obligation, direct or indirect, to reimburse or otherwise compensate AC or any other party for the expenses related to activities of the Firm other than as provided in this Amended Agreement, in the separate Amended and Restated Expense Sharing Agreement executed by the Firm and GCIA, an affiliated company of the Firm and a subsidiary of AC, or in the Expense Sharing Agreement executed by the Firm and GBL.

Governing Law.

This Agreement is intended to be performed primarily in the State of New York, and the laws of the State of New York will control any questions concerning the validity or interpretation of this Agreement.

Counter parts.

This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

G.research, LLC (dba Gabelli & Company)

By:	/s/ Maria Gigi

Maria Gigi

Controller & Financial and Operations Principal

Associated Capital Group, In. c.

By:	/s/ Patrick Dennis

Patrick Dennis

Chief Financial Officer